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                                                                  Exhibit No. 12


           RATIO OF EARNINGS BEFORE FIXED CHARGES TO FIXED CHARGES
                                (In millions)


                                                      First Nine Months of             Year Ended December 31,
                                                      --------------------     ----------------------------------------
                                                        1997        1996       1996     1995     1994     1993     1992
                                                        ----        ----       ----     ----     ----     ----     ----
FIXED CHARGES:
   Interest expense                                     27.0        23.0       30.9     30.2     30.2     32.1     43.6
   Portion of rental expense attributable to interest    1.1         1.0        1.4      1.6      2.3      2.0      2.3
                                                        ----        ----       ----     ----     ----     ----     ----
       Total Fixed Charges                              28.1        24.0       32.3     31.8     32.5     34.1     45.9

EARNINGS BEFORE FIXED CHARGES:
   Income before taxes and cumulative effect of
     accounting changes                                203.9        75.3      119.7     55.1      5.4    (26.2)    30.6
   Plus fixed charges                                   28.1        24.0       32.3     31.8     32.5     34.1     45.9
   Less capitalized interest                           (13.9)       (0.7)      (2.6)    (5.6)    (3.7)      --       --
                                                       -----        ----      -----     ----     ----     ----     ----
       Earnings Before Fixed Charges                   218.1        98.6      149.4     81.3     34.2      7.9     76.5


RATIO OF EARNINGS BEFORE FIXED CHARGES TO
   FIXED CHARGES:
   Earnings before fixed charges                       218.1        98.6      149.4     81.3     34.2      7.9     76.5
   Fixed Charges                                        28.1        24.0       32.3     31.8     32.5     34.1     45.9
                                                       -----        ----      -----     ----     ----     ----     ----
       Ratio of Earnings Before Fixed Charges to
         Fixed Charges                                  7.76        4.11       4.63     2.56     1.05     0.23     1.67
                                                       =====        ====      =====     ====     ====     ====     ====